Exhibit 99.4

September 28, 2006

Dear Pilgrim’s Pride Customers:

We want to make you aware of an important new development surrounding our interest in acquiring Gold Kist Inc.

Earlier today Pilgrim’s Pride announced its intention to commence a tender offer to purchase all the outstanding shares of Gold Kist common stock for $20 per share in cash. This is another step toward becoming the world’s leading chicken producer. Please see the attached press release, which outlines some of the important details about the offer.

Some of you may be asking: “What is a tender offer and why did Pilgrim’s Pride decide to begin a tender offer now?” A tender offer is an open invitation to all Gold Kist shareholders to tender – or sell – their Gold Kist shares to Pilgrim’s Pride for $20 per share in cash, if certain conditions are met. The tender offer is scheduled to expire at midnight, Eastern Daylight Time, on Friday, October 27, 2006, unless we decide to extend the offer to a later date.

As you know, on August 18 we made a proposal to Gold Kist’s board to acquire the company for $20 per share in cash. At the same time, we stated that we would prefer to work together with Gold Kist and its board of directors to negotiate a mutually beneficial agreement for our respective shareholders, employees, business partners and other stakeholders. However, Gold Kist has not taken any meaningful steps to reach such an agreement, and we have been forced to take our offer directly to Gold Kist shareholders.

We continue to believe that by combining our companies, we will be able to expand our geographic reach and customer base, allowing us to compete more effectively and provide even better service to you.

As this situation develops, we can assure you that it will remain business as usual at Pilgrim’s Pride. All of us are focused on doing our jobs to our usual high standards, and continuing to provide outstanding service to you.

If you have any questions about this matter, do not hesitate to contact your Pilgrim’s Pride sales representative. He/She will be happy to address any questions you might have.

As always, we appreciate your business and thank you for your continued support

Sincerely,

/s/O.B. Goolsby, Jr.	/s/ Robert A. Wright
O.B. Goolsby, Jr.	Robert A. Wright
President and CEO	Executive Vice President, Sales and Marketing